As filed with the Securities and Exchange Commission on April 3, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EVERYDAY HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	80-0036062
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
345 Hudson Street, 16th Floor New York, NY	10014
(Address of principal executive office)	(Zip Code)
2003 Stock Option Plan 2014 Equity incentive Plan 2014 Employee Stock Purchase Plan
(Full title of the plans)

Benjamin Wolin
Chief Executive Officer
345 Hudson Street, 16th Floor
New York, NY 10014
(646) 728-9500

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Babak Yaghmaie Darren DeStefano Cooley LLP 1114 Avenue of the Americas New York, NY 10036-7798 (202) 479-6000	Alan Shapiro Executive Vice President & General Counsel Everyday Health, Inc. 345 Hudson Street, 16th Floor New York, NY 10014 (646) 728-9500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer		Accelerated filer	
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
2003 Stock Option Plan Common Stock, $0.01 par value per share	6,532,679 shares (2)	$9.30 (3)	$60,753,914.70 (3)	$7,825.10
2014 Equity Incentive Plan Common Stock, $0.01 par value per share	553,742 shares (4)	$13.88 (5)	$7,685938.96 (5)	$989.95
2014 Employee Stock Purchase Plan Common Stock, $0.01 par value per share	500,000 shares (6)	$13.88 (5)	$6,940,000.00 (5)	$893.87
Total:	7,586,421 shares	NA	$75,379,853.66 (5)	$9,708.93

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (“Common Stock”) that become issuable under the Everyday Health, Inc. 2003 Stock Option Plan, as amended (the “2003 Plan”), the 2014 Equity Incentive Plan (the “2014 Plan”) or the 2014 Employee Stock Purchase Plan (the “2014 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2003 Plan. Upon the date of the underwriting agreement between the Registrant and the underwriters managing the initial public offering of the Common Stock, pursuant to which the Common Stock is priced for the initial public offering (the “Effective Date”), no additional stock awards will be granted under the 2003 Plan, and the shares remaining available for the grant of future stock awards under the 2003 Plan (the “2003 Plan Pool”), plus any shares underlying then-outstanding stock awards granted under the 2003 Plan that on or after the Effective Date expire or terminate for any reason prior to exercise or settlement, are forfeited or otherwise return to the Registrant or are reacquired or withheld to satisfy a tax withholding obligation in connection with a stock award or to satisfy the purchase price or exercise price of a stock award, the shares of Common Stock not acquired pursuant to the stock option will become available for the grant of stock awards under the 2014 Plan.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 6,532,679 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2003 Plan are calculated using a weighted average exercise price of $9.30 per share based on exercise prices for such outstanding stock options ranging from $0.75 to $15.00 per share.
(4)	Represents 200,000 shares of Common Stock, plus the 2003 Plan Pool. The 2014 Plan provides that the number of shares authorized and reserved for issuance under the 2014 Plan will automatically increase on January 1 of each year from January 1, 2015 through January 1, 2024 by the lesser of (a) 4% of the total number of shares of the Registrant’s Common Stock outstanding on December 31 of the preceding calendar year and (b) a number of shares determined by the Registrant’s board of directors.
(5)	This estimate is made pursuant to Rule 457(h) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee, and is based on the average of the high and low sales prices of the Company’s Common Stock on March 28, 2014.
(6)	Represents 500,000 shares of Common Stock reserved for future grant under the 2014 ESPP. The 2014 ESPP provides that number of shares authorized and reserved for issuance under the 2014 ESPP will automatically increase on January 1 of each calendar year from January 1, 2015 through January 1, 2024 by the least of (a) 1% of the total number of shares of the Registrant’s Common Stock outstanding on December 31 of the preceding calendar year, (b) 400,000 shares and (c) a number shares determined by the Registrant’s board of directors that is less than (a) and (b).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.

Not required to be filed with this Registration Statement.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”):

(a) The Registrant’s prospectus dated March 27, 2014 and filed on March 28, 2014 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1 (File No. 333-194097), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on March 24, 2014 (File No. 001-36371) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(c) All documents, reports and definitive proxy or information statements filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

See the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-1 (File No. 333-194097).

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law, or DGCL, permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the DGCL, the Registrant’s amended and restated certificate of incorporation and bylaws provide that: (i) the Registrant is required to indemnify its directors to the fullest extent permitted by the DGCL; (ii) the Registrant may, in its discretion, indemnify its officers, employees and agents as set forth in the DGCL; (iii) the Registrant is required, upon satisfaction of certain conditions, to advance all expenses incurred by its directors in connection with certain legal proceedings; (iv) the rights conferred in the bylaws are not exclusive; and (v) the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents.

The Registrant has entered into agreements with its directors and certain of its executive officers that require the Registrant to indemnify them against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the Registrant’s best interests. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves any of the Registrant’s directors or officers regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the Registrant for those losses for which it has lawfully indemnified the directors and officers. The policy contains various exclusions.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit Number	Description
3.1(1)	Amended and Restated Certificate of Incorporation of the Registrant.

3.2(2)	Amended and Restated Bylaws of the Registrant.

4.1(3)	Form of Common Stock Certificate of the Registrant.

4.2(4)	2003 Stock Option Plan, as amended, and related documents.

4.3(5)	2014 Equity Incentive Plan and related documents.

4.4(6)	2014 Employee Stock Purchase Plan.

5.1	Opinion of Cooley LLP.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page hereto.

(1)	Previously filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-194097), originally filed with the Commission on February 24, 2014, as amended, and incorporated herein by reference.
(2)	Previously filed as Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-194097), originally filed with the Commission on February 24, 2014, as amended, and incorporated herein by reference.
(3)	Previously filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-194097), originally filed with the Commission on February 24, 2014, as amended, and incorporated herein by reference.
(4)	Previously filed as Exhibits 10.1, 10.1.1 and 10.1.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-194097), originally filed with the Commission on February 24, 2014, as amended, and incorporated herein by reference.
(5)	Previously filed as Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-194097), originally filed with the Commission on February 24, 2014, as amended, and incorporated herein by reference.
(6)	Previously filed as Exhibit 10.14 to the Registrant’s Registration Statement on Form S-1 (File No. 333-194097), originally filed with the Commission on February 24, 2014, as amended, and incorporated herein by reference.

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)     Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(2)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(3)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(4)     Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(c)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 3, 2014.

Everyday Health, Inc.

By:	/s/ Benjamin Wolin
Benjamin Wolin
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Benjamin Wolin, Brian Cooper and Alan Shapiro, and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Benjamin Wolin	Chief Executive Officer and Director	April 3, 2014
(Benjamin Wolin)	(Principal Executive Officer)
/s/ Brian Cooper	Executive Vice President, Chief Financial Officer	April 3, 2014
Brian Cooper)	(Principal Financial and Accounting Officer)
/s/ Dana L. Evan	Director	April 3, 2014
(Dana L. Evan)
/s/ David Golden	Director	April 3, 2014
(David Golden)
/s/ Habib Kairouz	Director	April 3, 2014
(Habib Kairouz)
/s/ Douglas McCormick	Director	April 3, 2014
(Douglas McCormick)
/s/ Myrtle Potter	Director	April 3, 2014
(Myrtle Potter)
/s/ Sharon Wienbar	Director	April 3, 2014
(Sharon Wienbar)

EXHIBIT INDEX

Exhibit Number	Description
3.1(1)	Amended and Restated Certificate of Incorporation of the Registrant.

3.2(2)	Amended and Restated Bylaws of the Registrant.

4.1(3)	Form of Common Stock Certificate of the Registrant.

4.2(4)	2003 Stock Option Plan, as amended, and related documents.

4.3(5)	2014 Equity Incentive Plan and related documents.

4.4(6)	2014 Employee Stock Purchase Plan.

5.1	Opinion of Cooley LLP.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page hereto.

(1)	Previously filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-194097), originally filed with the Commission on February 24, 2014, as amended, and incorporated herein by reference.
(2)	Previously filed as Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-194097), originally filed with the Commission on February 24, 2014, as amended, and incorporated herein by reference.
(3)	Previously filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-194097), originally filed with the Commission on February 24, 2014, as amended, and incorporated herein by reference.
(4)	Previously filed as Exhibits 10.1, 10.1.1 and 10.1.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-194097), originally filed with the Commission on February 24, 2014, as amended, and incorporated herein by reference.
(5)	Previously filed as Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-194097), originally filed with the Commission on February 24, 2014, as amended, and incorporated herein by reference.
(6)	Previously filed as Exhibit 10.14 to the Registrant’s Registration Statement on Form S-1 (File No. 333-194097), originally filed with the Commission on February 24, 2014, as amended, and incorporated herein by reference.